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March 15, 2005                                                      EXHIBIT 18-1


DTE Energy Company
2000 Second Avenue
Detroit, Michigan 48226


Dear Sirs/Madams:


We have audited the consolidated financial statements of DTE Energy Company and subsidiaries (the "Company") as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the related financial statement schedule, all included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2005, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the methods of accounting for asset retirement obligations, energy trading contracts and gas inventories in 2003 and goodwill and energy trading contracts in 2002. Note 14 to such financial statements contains a description of your adoption during the year ended December 31, 2004 of the change in the measurement date for the Company's pension and other postretirement benefit plans from December 31 to November 30. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan